EXECUTED

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is made effective as of the 6th day of June, 2017 (the “Execution Date”), by and among (i) Biotest Pharmaceuticals Corporation, a Delaware corporation (“Buyer”), (ii) ADMA Bio Centers Georgia, Inc., a Delaware corporation (“ADMA BioCenters”) and (iii) ADMA Biologics, Inc., a Delaware corporation (“ADMA Biologics”, and together with ADMA BioCenters, the “Seller”). The Buyer and the Seller sometimes are referred to collectively herein as the “Parties” and individually as a “Party.” Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the meanings set forth in Annex A.

WHEREAS, Buyer, Biotest AG, Biotest US Corporation, ADMA BioManufacturing, LLC (“ADMA BioManufacturing”) and ADMA Biologics have entered into that certain Master Purchase and Sale Agreement dated as of January 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Purchase Agreement”), pursuant to which ADMA BioManufacturing will acquire the Purchased Assets (as defined therein) from Buyer and the parties thereto will also consummate the other transactions contemplated thereby (collectively, the “Transaction”);

WHEREAS, Seller currently owns or holds a leasehold interest in the Acquired Assets (as defined below); and

WHEREAS, Seller desires to sell, convey, transfer, assign and deliver to Buyer and Buyer desires to purchase, receive and assume from Seller, all of Seller’s right, title and interest in and to the Acquired Assets (as defined below) pursuant to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the representations, warranties, and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1.         Purchase and Sale of Assets.

a.       Purchase and Sale. For and in consideration of the Purchase Price and the mutual agreements and covenants set forth herein and in the Master Purchase Agreement, Buyer hereby agrees to purchase, receive and assume from Seller at the Closing, and Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer at the Closing, all of its right, title and interest in and to, the following (the “Acquired Assets”):

(i)         all assignable right, title and interest of Seller in the leases set forth on Schedule 1(a)(i) hereto (each lease, as amended, an “Acquired Center Lease”, and collectively, the “Acquired Center Leases”) pertaining to the building and improvements located at (i) 6290 Jimmy Carter Boulevard, Suites 206-208 and 210, Norcross, Georgia 30071 (the “Norcross Center”) and (ii) 3000 Windy Hill Road SE, Suites 212 and 220, Marietta, Georgia 30067 (the “Marietta Center”, and together with the Norcross Center, collectively, the “Acquired Centers”). With respect to all cash security deposits and other amounts and instruments deposited by or on behalf of Seller under the Acquired Center Leases, Buyer shall reimburse Seller in the amount of $27,163.04 on the Closing Date, as full settlement for all such cash security deposits and other amounts and instruments;

(ii)         the assets and other tangible personal property (including machinery, equipment, information technology hardware and furniture) of Seller located at and exclusively used or held for exclusive use in the operation of the Acquired Centers as of the Closing (the “Assets”), including, as of the date hereof, those Assets set forth on Schedule 1(a)(ii) hereto, and all manufacturers’ or similar warranties relating to the Assets;

(iii)         all unresolved claims Seller has as of the Closing against any Person who has supplied or is supplying goods or services with respect to the Acquired Centers, the Acquired Center Leases, and the Acquired Assets, in each case to the extent such unresolved claims relate to the Acquired Centers, the Acquired Center Leases, or the Acquired Assets;

(iv)         all plasma inventories (including unreleased plasma in stock) and related supplies of Seller located at the Acquired Centers and used exclusively or held for exclusive use in the operation of the Acquired Centers, in each case as of the Closing;

(v)         all contracts to which Seller is a party exclusively related to the Acquired Centers or the Acquired Assets, including those identified as of the date hereof on Schedule 1(a)(v) hereto and any entered into between the Execution Date and Closing in accordance with Sections 8.a(ii)(6) or (7) (the “Assigned Contracts”); provided that the Parties shall reasonably cooperate with each other with respect to the assignment or retention of any contract that is used by both the Acquired Centers and any other biocenters of Seller to take into account whether Buyer has a contract with the third party to such contract, whether the contract can be separated between Buyer and Seller and similar considerations;

(vi)         all licenses and permits held by Seller exclusively related to the Acquired Centers or the Acquired Assets (the “Permits”), including those identified as of the date hereof on Schedule 1(a)(vi) hereto, in each case solely to the extent transferable;

(vii)         all business and financial records held by Seller and relating exclusively to the Acquired Centers as of the Closing;

(viii)         all of Seller’s data bases, donor lists and records, in each case to the extent used exclusively with respect to the operations of the Acquired Centers as of the Closing and to the extent transferable under applicable Law;

(ix)         any refund or credit of Taxes attributable to any Liability for Taxes allocated to Buyer pursuant to the provisions of Section 8.f;

(x)         all goodwill of Seller exclusively related to the Acquired Centers as of the Closing to the extent not associated with the Excluded Assets; and

(xi)         all other tangible assets owned or leased by Seller and used exclusively or held for exclusive use in connection with the operation of the Acquired Centers as of the Closing.

b.       Excluded Assets. Notwithstanding Section 1.a, the Parties acknowledge and agree that Seller is not selling conveying, transferring, delivering or assigning to Buyer any rights whatsoever to those assets described below or specifically listed on Schedule 1(b) (collectively, the “Excluded Assets”), in each case, wherever located or by whomever possessed, and Buyer is not purchasing, taking delivery of or acquiring from or through Seller any rights whatsoever in or to the following Excluded Assets from Seller:

(i)             all assets of Seller and its Affiliates not used exclusively in the operation of the Acquired Centers;

(ii)             all cash, cash equivalents, accounts, securities, notes receivable and chattel paper of Seller or any of its Affiliates;

(iii)         all accounts and Accounts Receivable of Seller with respect to the Acquired Centers or otherwise, or any of its Affiliates, including any payments received with respect thereto after the Closing Date, arising prior to the Closing Date;

(iv)         all Seller Plans;

(v)         any refund or credit of Taxes attributable to any (x) Liability for Taxes allocated to Seller pursuant to the provisions of Section 8.f or (y) Excluded Asset;

(vi)         all donor center technical guides, quality control and training manuals of the Acquired Centers, Business Intellectual Property and goodwill and other intangible assets associated with the operation of the Acquired Centers, in each case, subject to the rights granted to Buyer under the IP License (which, for the avoidance of doubt, shall include the right of Buyer to use such guides and manuals solely in connection with the operation of the Acquired Centers in accordance with Section 8.d hereof, subject to maintaining the confidentiality of the same);

(vii)         Seller’s minute books, stock records, seals, and other corporate governance documentation;

(viii)        the blood bank and associated equipment, including the Sorvall serofuge; and

(ix)          all other properties, items or assets of Seller and its Affiliates that are not expressly included in the Acquired Assets.

c.       Purchase Price. In consideration of the sale, assignment, conveyance, transfer and delivery of the Acquired Assets and consummation of the Transactions contemplated under the Master Purchase Agreement, Buyer shall, upon Closing, (a) assume the Assumed Liabilities and (b) deliver, or cause to be delivered, by wire transfer to or for the account(s) of Seller the sum of Ten Dollars ($10.00) (the “Purchase Price”).

d.       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place and shall be deemed effective as of 12:01 a.m., New York Time, on January 1, 2019, unless otherwise mutually agreed by the Parties in writing (such date and time of the Closing, “Closing Date”). The Closing can occur remotely by exchange of signed documents by PDF or other electronic means. Except as otherwise provided herein, at the Closing, all transactions contemplated by this Agreement shall take place contemporaneously and no such transaction shall be deemed completed or consummated until all such transactions are completed or consummated.

2.         Closing Deliverables.

a.       Seller Closing Deliverables. At the Closing, the Seller shall execute and/or deliver (or cause to be executed and/or delivered) to Buyer the following documents:

(i)         an Assignment and Assumption of Lease Agreement in the form to be mutually agreed by the Parties in connection with the Closing (each, an “Assignment and Assumption of Lease”) with respect to each Acquired Center Lease, assigning Seller’s right, title and interest under each Acquired Center Lease to Buyer;

(ii)         to the extent a landlord’s consent is required in connection with the assignment of an Acquired Center Lease to Buyer, a written consent from such landlord consenting to the assignment of such Acquired Center Lease to Buyer (which consent may be included in the Assignment and Assumption of Lease if agreed to by such landlord);

(iii)         all material consents, waivers, authorizations and approvals, if any, mutually agreed by the Parties to be required from any Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(iv)         a certificate of a duly authorized officer of Seller certifying that each representation and warranty of Seller hereunder is true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(v)         a certificate of a duly authorized officer of Seller certifying that Seller has performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform at or prior to Closing under the terms of this Agreement;

(vi)          a Bill of Sale in the form attached hereto as Exhibit A, transferring all of Seller’s right, title and interest in the Acquired Assets to Buyer;

(vii)          an Assignment of Contracts in the form attached hereto as Exhibit B (the “Assignment”);

(viii)         all such filings and submissions to the FDA or any other Governmental Authority, duly executed by Seller, as are necessary in connection with the transfer of the rights to any Licenses or Permits (to the extent so transferable);

(ix)          a certificate substantially in the form attached hereto as Exhibit C, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(x)         evidence of release of any liens other than Permitted Encumbrances on the Acquired Assets;

(xi)         an RSV plasma supply agreement in form and substance mutually agreeable to the Parties, which supply agreement will provide that for three (3) years after the Closing ADMA Biologics and ADMA BioManufacturing will be able to purchase RSV plasma from the Acquired Centers at a price equal to cost plus 5% (without any additional increase due to inflation); and

(xii)        such additional documents as shall be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

b.       Buyer Closing Deliverables. At the Closing, the Buyer shall execute and/or deliver (or cause to be executed and/or delivered) to Seller the following documents:

(i)         executed counterparts of each Assignment and Assumption of Lease and the Assignment;

(ii)         all material consents, waivers, authorizations and approvals, if any, mutually agreed by the Parties to be required from any Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(iii)         all such filings and submissions to the FDA or any other Governmental Authority, duly executed by Buyer, as are necessary in connection with the transfer of the rights to any Licenses or Permits (to the extent so transferable);

(iv)        a certificate of a duly authorized officer of Buyer certifying that each representation and warranty of Buyer hereunder is true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), in each case except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(v)         a certificate of a duly authorized officer of Buyer certifying that Buyer has performed and complied in all material respects with each of the covenants, agreements and obligations Buyer is required to perform at or prior to Closing under the terms of this Agreement;

(vi)         an RSV plasma supply agreement in form and substance mutually agreeable to the Parties, which supply agreement will provide that for three (3) years after the Closing ADMA Biologics and ADMA BioManufacturing will be able to purchase RSV plasma from the Acquired Centers at a price equal to cost plus 5% (without any additional increase due to inflation); and

(vii)         such additional documents as shall be reasonably requested by Seller to consummate the transactions contemplated by this Agreement.

3.         Permits, Licenses and Consents.

a.	Each of Seller and Buyer shall use all of its respective commercially reasonable efforts to obtain all necessary approvals, consents or waivers and to resolve any impracticalities of transfer necessary to sell, assign, transfer or convey the Acquired Assets, Acquired Center Leases, Assigned Contracts, Licenses and Permits (to the extent transferable) as soon as practicable following the date hereof and prior to the Closing. If a license, permit or contract has not been issued as of the Closing, it will be at the sole expense and responsibility of Buyer to obtain any such license, permit or contract from and after the Closing. Seller will have no further obligation to maintain, apply, respond or take any other action with respect to any Acquired Asset after the Closing Date, except as required by the U.S. Food and Drug Administration (“FDA”) or any other applicable Governmental Authority or as required pursuant to Section 3.b of this Agreement.

b.	As reasonably requested following the Closing, Seller agrees to use its commercially reasonable efforts to cooperate with Buyer in obtaining permits and licenses as set forth in Schedule 3(b) and to the extent permitted by Law, Seller, if applicable, shall allow Buyer to operate under such permits and licenses until such time as Buyer receives its own permits and licenses following the Closing, and Seller shall keep in effect and make no such attempts to cancel said permits and licenses during such time.

c.	As of the Closing, Seller shall assign (or cause to be assigned) to Buyer, and Buyer will assume, each Assigned Contract and Acquired Center Lease, in each case to the extent permitted by, and in accordance with, applicable Law and the terms of such Assigned Contract or Acquired Center Lease. Notwithstanding anything herein to the contrary, but subject to Section 3.a above, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract or Acquired Center Lease shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Closing or if an attempted assignment thereof would be ineffective (such Assigned Contracts and Acquired Center Leases, the “Delayed Contracts”), this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Delayed Contract to the extent an attempted assignment without any such consent would constitute a breach or violation thereof or an attempted assignment thereof would be ineffective. In order, however, to seek to provide Buyer the full realization and value of each Delayed Contract, (a) Seller and Buyer shall, subject to Section 3.a above, reasonably cooperate to obtain any consents necessary for the assignment of any Delayed Contracts as soon as practicable after the Closing, provided that neither Party shall be required to make any material payments in connection therewith and (b) with respect to each Delayed Contract, from and after the Closing until the earlier of: (i) the date on which the necessary consent(s) have been obtained, or (ii) the date on which such Delayed Contract has expired or been terminated, Seller shall (x) hold such Delayed Contract for the use and benefit of Buyer, (y) treat such Delayed Contract in the Ordinary Course of Business, and (z) take such other actions as are reasonably necessary to provide to Buyer the benefits under such Delayed Contract (with Buyer being entitled to all the gains thereunder and subject to, and responsible for, all Assumed Liabilities thereunder (as if such Delayed Contract were an Assigned Contract or Acquired Center Lease under Section 4)), including paying over to Buyer the amount of any and all payments and reimbursements received by Seller relating to or arising out of the Delayed Contract, other than such payments and reimbursements as constitute Accounts Receivable.

4.         Assumption of Obligations and Liabilities. At the Closing, Buyer shall assume (i) all of Seller’s Liabilities under the Acquired Center Leases and the Assigned Contracts arising from and after the Closing Date (excluding any obligation or liabilities arising as a result of a breach or default thereof prior to the Closing by Seller); (ii) all Liabilities in respect of employees of Seller at the Acquired Centers hired by Buyer to the extent arising after the Closing; (iii) all Liabilities arising out of or relating to the ownership of the Licenses and Permits, to the extent transferable, after the Closing; (iv) all Liabilities related to unresolved claims Seller has as of the Closing against any Person who has supplied or is supplying goods and services with respect to the Acquired Centers, the Acquired Center Leases and the Acquired Assets; (v) all Liabilities for Taxes allocated to Buyer pursuant to the provisions of Section 8.f; and (vi) any and all other Liabilities relating to or arising in connection with the Acquired Assets from and after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, Buyer is not assuming any of Seller’s other liabilities or obligations of any kind, whether known or unknown, matured or unmatured, fixed, contingent or otherwise, and whether or not threatened or pending or asserted or unasserted as of the Closing Date (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the parties specifically agree that Excluded Liabilities shall include:

a.	any Liability relating to the Excluded Assets;

b.	any Liability relating to Seller’s Accounts Payable prior to the Closing Date;

c.	any Liability arising under or in respect of all Seller Plans;

d.	any Liability for Taxes allocated to Seller pursuant to the provisions of Section 8.f; and

e.	any Liability under any Assigned Contract and Acquired Center Lease arising out of any breach thereof by Seller occurring prior to the Closing.

5.         Employees. Buyer shall have the right to extend an offer of at-will employment to all persons employed by Seller with respect to the Acquired Centers prior to the Closing Date, a complete list of whom as of the date hereof is set forth on Schedule 5-A hereto. All decisions to extend an offer of employment shall be made in Buyer’s sole discretion, and Buyer shall notify Seller of such decision no less than three (3) days prior to the Closing Date. Notwithstanding the foregoing, Buyer shall not have the right to extend an offer of employment to those individuals set forth on Schedule 5-B hereto.

6.         Seller’s Representations. Seller represents and warrants to Buyer that:

a.	Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own the Acquired Assets.

b.	Authority; Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of all the terms and conditions to be performed by it and the consummation by Seller of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

c.	No Violations. Except as set forth on Schedule 6(c) hereto, the execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein by Seller will not:

(i)         conflict with, or require the consent of any Person or entity under, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

(ii)         violate in any material respect any provision of, or require any governmental or regulatory filing, consent or approval under, any federal, state or local law, rule, regulation, ordinance, judgment, order or decree applicable to or binding upon Seller; or

(iii)         conflict in any material respect with, result in a material breach of, constitute a material default under, constitute an event that, with notice or lapse of time or both, would constitute a material default under, accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under any material mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound.

d.	Third Party Consents. Except as listed on Schedule 6(d) attached hereto, neither the execution and delivery of this Agreement, nor the performance of Seller hereunder will require any notice to, filing with, authorization of, exemption by, or consent of any other Person under any Assigned Contract or any Governmental Authority.

e.	Brokers. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which Buyer could become liable or obligated.

f.	Title to Assets. All of the Acquired Assets are owned or leased by Seller and not by any Affiliate thereof or any other Person. The Acquired Assets constitute all of the property and assets used exclusively by Seller for the operation of the Acquired Centers, other than (i) the Business Intellectual Property and (ii) Intellectual Property of third parties used by Seller pursuant to a license or other right. Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Encumbrances, other than (i) statutory liens for current year Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, and for which Seller has set aside on its books adequate reserves, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business, relating to obligations not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which Seller has set aside on its books adequate reserves, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) inchoate liens that may arise under applicable Law, (iv) purchase money liens and liens securing rental payments under capital lease arrangements, (v) any Encumbrance that does not materially interfere with the current occupancy and use of the Acquired Centers under the Acquired Center Leases, (vi) in the case of the Acquired Centers, any Encumbrance to which the fee interest or any superior leasehold interest is subject, (vii) rights of the landlords in respect of the Acquired Assets, to the extent provided for under the Acquired Center Leases or applicable Laws, and (viii) any Encumbrance listed on Schedule 6(f) attached hereto (collectively, “Permitted Encumbrances”). Except in connection with any indebtedness for borrowed money incurred by Seller, there are no existing agreements, options, commitments, or rights with, of or to any Person or entity to acquire any portion of Seller’s assets, properties or rights included in the Acquired Assets or any interest therein.

g.	Business Intellectual Property. To the Knowledge of Seller: (i) Seller has the right to grant the IP License to Buyer with respect to Business Intellectual Property free and clear of any encumbrances or other restrictions; (ii) none of the Business Intellectual Property is the subject of (A) any pending adverse judgment, injunction, order, decree or agreement restricting Seller’s current use of such Business Intellectual Property in connection with the Acquired Centers or (B) any threatened litigation or claim of infringement made in writing or any pending litigation to which Seller is a party and (iii) Seller has not sent any Person any claim, demand or notice asserting infringement of any Business Intellectual Property.

h.	Taxes. Except as set forth on Schedule 6(h):

(i)	Seller has duly and timely filed (taking into account any extensions of time for such filings that have been properly requested) all material Tax Returns required to be filed with respect to the Acquired Centers and/or Acquired Assets. All such Tax Returns are true, correct and complete in all material respects. Seller has timely paid and discharged all material Taxes required to be paid with respect to the Acquired Centers and/or Acquired Assets.

(ii)	There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) on the Acquired Assets. Seller has timely withheld all material Taxes with respect to the Acquired Assets required to have been withheld under applicable Laws and has timely paid over to the appropriate Governmental Authority all amounts required to be so withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party with respect to the Acquired Centers and/or the Acquired Assets. All employees and independent contractors of the Acquired Centers have been properly classified for Tax purposes and all IRS Forms W-2 and 1099 required under applicable Law with respect thereto to be filed have timely and properly been completed and filed.

(iii)	No audit, examination, litigation, action or proceeding by any Governmental Authority for the assessment or collection of Taxes of Seller with respect to the Acquired Centers and/or the Acquired Assets is outstanding, pending or, to Seller’s Knowledge, has been threatened in writing, and no written claim or deficiency against Seller for the assessment or collection of any Taxes with respect to the Acquired Centers and/or the Acquired Assets has been asserted or proposed which written claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid (taking into account any granted extension of the due date for payment of such Taxes).

(iv)	Seller is not a party to any contract with respect to the Acquired Centers and/or the Acquired Assets that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(v)	Seller has disclosed on its U.S. federal income Tax Returns all positions taken therein with respect to the Acquired Centers and/or the Acquired Assets that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Seller has not participated in a reportable transaction, with respect to the Acquired Centers and/or the Acquired Assets, subject to Treasury Regulation Section 1.6011-4(a) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance.

(vi)	There is no request for a ruling or determination in respect of any Tax relating to the Acquired Centers and/or the Acquired Assets pending between the Seller and any Governmental Authority.

(vii)	The Seller is not party to any Tax sharing agreement relating to the Acquired Centers and/or the Acquired Assets.

(viii)	There is no outstanding waiver of the statute of limitations with respect to Taxes relating to the Acquired Centers and/or the Acquired Assets.

(ix)	To the Knowledge of Seller, no Governmental Authority has asserted that Seller was required to file a Tax Return with respect to the Acquired Centers and/or the Acquired Assets in any jurisdiction where Seller has not filed a Tax Return.

(x)	Notwithstanding any other provision of this Agreement, this Section 6.h sets forth the Seller’s sole and exclusive representations and warranties with respect to Taxes.

i.	Employees. All employees of Seller that perform work exclusively or primarily at or for the Acquired Centers are listed on Schedules 5-A and 5-B hereto (each, an “Employee” and collectively, the “Employees”). To Seller’s Knowledge, no Employee has any plan to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining contract that covers or otherwise affects the Employees or the Acquired Centers, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes at the Acquired Centers or otherwise with respect to the Employees. Seller has not committed any unfair labor practice in violation of applicable Law with respect to the Employees or the Acquired Center. To Seller’s Knowledge, no organizational effort is presently being made or is threatened by or on behalf of any labor union with respect to the Employees or the Acquired Centers. In the past three years Seller has not granted any increase in the base compensation or made any other material change in the employment terms of any of the Employees outside the Ordinary Course of Business. Seller has paid all salary, bonus and other amounts due and owing to the Employees as of Seller’s most recent payroll date. Each person who Seller has retained as an independent contractor at the Acquired Centers during the past three (3) years qualifies or qualified as an independent contractor and not as an employee under the Code and all state Laws.

j.	Employee Benefit Plans. All Seller Plans are listed on Schedule 6(j). All Seller Plans are in material compliance with their terms and with the Code and ERISA. There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to Seller’s Knowledge, threatened against the Seller Plans, or any administrator or fiduciary thereof, which could result in any material Liability.

k.	Pending Actions. There is no Action, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Seller’s Knowledge, threatened against the Acquired Centers or the Acquired Assets or related to the transactions contemplated by this Agreement, in each case that would be material to either or both of the Acquired Centers and the Acquired Assets.

l.	Contracts. Seller has provided Buyer with true, accurate and complete copies of each of the Acquired Center Leases and each of the Assigned Contracts, including all amendments thereto. There are no actual or alleged material defaults or material breaches on the part of Seller or, to the Seller’s Knowledge, on the part of the other parties thereto under the Acquired Center Leases or any of the Assigned Contracts. The Acquired Center Leases and the Assigned Contracts are valid, binding and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

m.

No Violations. Neither Seller nor to Seller’s Knowledge the landlord under the Acquired Center Leases have received any written notification from any Governmental Authority (i)   that either of the Acquired Centers is in violation in any material respect of any applicable fire, health, building, use, occupancy or zoning Laws where such violation remains outstanding or (ii) that any work is required to be done upon or in connection with the Acquired Centers, which required work remains to be done.

n.	Environmental Matters. Neither Seller nor to Seller’s Knowledge the landlord under the Acquired Center Leases has received any written notification that any Governmental Authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Acquired Centers. There are no Actions pending against Seller, or to Seller’s Knowledge, the landlord under the Acquired Center Lease, or the Acquired Centers seeking monetary damages, injunctive relief or remedial action or other remedy relating to any violation of or non-compliance with any environmental legal requirements applicable to the Acquired Centers or the disposal or discharge of hazardous substances with respect to the Acquired Centers. The Acquired Centers comply in all material respects with all environmental Laws. This Section 6.n contains the sole and exclusive representations and warranties of the Seller with respect to environmental matters.

o.	Compliance with Laws. To Seller’s Knowledge, in the three year period prior to the date hereof, Seller has complied in all material respects with all Laws of any Governmental Authority applicable to it or to the operation of the Acquired Centers. To Seller’s Knowledge, it is not under investigation with respect to any violations of any Laws in connection with the operation of the Acquired Centers.

p.	Regulatory Matters. Schedule 6(p) sets forth a true and complete list of all registrations, licenses, permits, approvals and authorizations required to operate the Acquired Centers as of the date hereof (the “Required Registrations”). To Seller’s Knowledge, Seller is in possession of all Required Registrations, and Seller has not received written notice from any Governmental Authority that there are circumstances currently existing which would lead to any loss of any Required Registration or refusal to renew any Required Registration on terms no less advantageous to Seller than the terms of those Required Registrations currently in force.

q.	Absence of Certain Changes. Since September 30, 2016, Seller has conducted the business of the Acquired Centers in the Ordinary Course of Business, and since September 30, 2016, there has been no Material Adverse Effect, nor to Seller’s Knowledge has any event occurred that would reasonably be expected to have a Material Adverse Effect on the business of the Acquired Centers or any of the Acquired Assets.

7.        Buyer’s Representations. Buyer represents and warrants to Seller that:

a.	Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all the requisite corporate power and authority to own the Acquired Assets and to assume the Assumed Liabilities.

b.	Authority; Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all of the terms and conditions to be performed by it and the consummation by Buyer of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

c.	No Violations. The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein will not:

(i)         conflict with, or require the consent of any Person or entity under, any of the terms, conditions or provisions of the certificate of incorporation or the bylaws of Buyer;

(ii)         violate in any material respect any provision of, or require any governmental or regulatory filing, consent or approval under, any federal, state or local law, rule, regulation, ordinance, judgment, order or decree applicable to or binding upon Buyer; or

(iii)         conflict in any material respect with, result in a material breach of, constitute a material default under, constitute an event that, with notice or lapse of time or both, would constitute a material default under, accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under any material mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound.

d.	Third Party Consents. Except related to obtaining the Permits, neither the execution and delivery of this Agreement, nor the performance of Buyer hereunder will require any notice to, filing with, authorization of, exemption by, or consent of any other Person under any material contract to which Buyer is a party or any Governmental Authority.

e.	Brokers. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which Seller could become liable or obligated.

f.	Pending Actions. There is no Action, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Buyer’s Knowledge, threatened against Buyer or related to the transactions contemplated by this Agreement.

8.         Additional Agreements.

a.	Operation of the ADMA BioCenters Business.

(i)         Except (A) as required by applicable Law or (B) as set forth in Schedule 8(a)(i), during the period from the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10, unless Buyer otherwise consents in writing in advance (not to be unreasonably withheld, conditioned or delayed), ADMA BioCenters shall use commercially reasonable efforts to: (x) operate the ADMA BioCenters Business in the Ordinary Course of Business and (y) preserve in all material respects the Acquired Assets (normal maintenance, wear and tear excepted) and the ADMA BioCenters Business, including all FDA licenses relating thereto and including using commercially reasonable efforts to:

1)	maintain, preserve and retain good relationships with suppliers, customers, landlords and others having material business relationships with the ADMA BioCenters Business;

2)	maintain the Acquired Assets in substantially similar condition and repair in all material respects in the Ordinary Course of Business (normal maintenance, wear and tear excepted), maintain in full force and effect, its insurance policies (or any new or successor policy of substantially similar coverage) for purposes of the Acquired Assets and, in the event of a casualty, loss or damage to any Acquired Asset prior to the Closing Date, either repair such Acquired Asset so it is in substantially similar or better condition in the Ordinary Course of Business than immediately prior to such casualty, loss or damage, or replace such Acquired Asset with an asset of the same kind and quality or, if Buyer agrees, in its sole discretion, transfer the proceeds under any insurance policy (together with the amount of any deductible or self-insured retention) to Buyer at the Closing;

3)	maintain levels of inventory relating to the ADMA BioCenters Business, including plasma and softgoods (testing kits, samples, paper tissue, supplies, etc.), in the Ordinary Course of Business; provided that it is hereby acknowledged and agreed that it shall not be a breach of this covenant if inventory levels are negatively impacted by market or other competitive conditions;

4)	continue to make capital expenditures relating to the ADMA BioCenters Business in the Ordinary Course of Business;

5)	maintain in full force and effect all material Business Intellectual Property and registrations and applications therefor, other than abandonments, lapses or expirations of Business Intellectual Property in the Ordinary Course of Business;

6)	comply with all material requirements of applicable Laws and all material contractual obligations of the ADMA BioCenters Business; and

7)	prepare, in the Ordinary Course of Business, and timely file all Tax Returns relating to the ADMA BioCenters Business and the Acquired Assets required to be filed by it and pay all material Taxes relating to the ADMA BioCenters Business and the Acquired Assets as such Taxes become due and payable in the Ordinary Course of Business.

(ii)         During the period from the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10, except as set forth on Schedule 8(a)(ii) or except as necessary to perform its obligations under Section 8.a(i), as expressly contemplated in this Agreement, or as consented to in writing by Buyer (not to be unreasonably withheld, conditioned or delayed), ADMA BioCenters shall not, solely with respect to the Acquired Assets, the Assumed Liabilities, or the ADMA BioCenters Business, as the case may be:

1)	amend (whether by merger, consolidation or otherwise) the Certificate of Incorporation or Bylaws of ADMA BioCenters in a manner that would reasonably be expected to interfere with the ability of ADMA BioCenters to consummate the transactions contemplated hereby;

2)	grant or announce any increase in the salaries, bonuses or other cash or equity compensation payable by Seller, or otherwise enter into, amend or modify any employment or severance or other agreement or arrangement, to any of the Employees, other than (A) as required by Law, (B) pursuant to any Seller Plans, programs or agreements existing on the Execution Date, (C) amounts due from Seller at or prior to the date hereof, or (D) in the Ordinary Course of Business;

3)	cancel or waive any material rights, or pay, discharge, settle or compromise any material Actions, in each case, relating to the ADMA BioCenters Business or the Acquired Assets;

4)	to the extent related to the ADMA BioCenters Business or the Acquired Assets, (x) adversely alter its customary practices with respect to collection of Accounts Receivable and payment of Accounts Payable of the ADMA BioCenters Business or related billing practices, (y) amend, modify or change in any material respect inventory management practices, or (z) make any material change to its customer pricing, including with respect to the provision of discounts, rebates or allowances, or engage in any promotional sales activity, in each case outside of the Ordinary Course of Business or in a manner that could reasonably be expected to materially interfere with the Buyer’s conduct of the Acquired Centers following the Closing;

5)	sell, lease, license, transfer, convey title (in whole or in part), dispose of any interest in or grant any right to any of the Acquired Assets, other than sales of inventory in the Ordinary Course of Business, grants of licenses to Business Intellectual Property in a manner that will not conflict with Buyer’s rights under the IP License, or pursuant to any Assigned Contract as in effect as of the Execution Date, or except as provided in Section 8.a(ii)(10), permit or allow any of the Acquired Assets to be subjected to any Encumbrances other than Permitted Encumbrances or any Encumbrances that exist on the Execution Date or which will be removed at or prior to the Closing;

6)	terminate, cancel, modify, amend, fail to renew or renew any Acquired Center Lease or any Assigned Contract or otherwise waive, release or assign any material rights, claims or benefits thereto;

7)	enter into any Assigned Contract that would be required to be disclosed on Schedule 1(a)(v) or that has a term greater than one (1) year and a total value of $100,000 or more;

8)	fail to maintain in full force and effect any Seller insurance policy in effect covering the ADMA BioCenters Business, except for any Seller insurance policy replaced by a new or successor policy of substantially similar coverage;

9)	make any material changes to the material technology infrastructure (other than normal repairs, replacements, maintenance or version updates) in connection with the ADMA BioCenters Business or the Acquired Assets;

10)	incur any Indebtedness that creates an Encumbrance on the Acquired Assets, other than in the Ordinary Course of Business, Permitted Encumbrances or Encumbrances that will be removed at or prior to the Closing;

11)	enter into any hedging or similar transaction in connection with the ADMA BioCenters Business or the Acquired Assets;

12)	agree to take any of the actions specified in this Section 8.a(ii), except as expressly contemplated by this Agreement;

13)	if such action would reasonably be expected to have a material and adverse impact on the ADMA BioCenters Business or the Acquired Assets following the Closing, make or rescind any election relating to Taxes with respect to the ADMA BioCenters Business or the Acquired Assets; or

14)	make any change in any methods or policies or systems of internal accounting controls, keeping of books of account, accounting practices, or material method of Tax accounting, in each case relating to the ADMA BioCenters Business or the Acquired Assets, unless required by GAAP (under applicable authoritative accounting pronouncements) or applicable Law.

(iii)	Each Party acknowledges and agrees that:

1)	nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s operation of the ADMA BioCenters Business prior to Closing;

2)	Buyer shall be obligated to respond to Seller’s request for consent to take any actions pursuant to Sections 8.a(ii)(6) or 8.a(ii)(7) within three (3) Business Days, and if Buyer fails to respond within such time period, Buyer shall be deemed to have consented to such request; and

3)	prior to Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

b.	Updates.

(i)         Updates to Schedules. During the period from the Execution Date and the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10, Buyer may from time to time but no more frequently than once in any six-month period request that Seller deliver to Buyer updates to the Schedules hereto (each a “Schedule Update”) that are necessary to complete or correct any information in such Schedules or in any representation or warranty of Seller hereunder, in each case as a result of any change, discovery, event, effect, fact or occurrence arising or discovered after the date of this Agreement, including: (a) information necessary to update the representations and warranties and the Schedules hereto and the lists, documents and other information furnished by Seller as contemplated by this Agreement; and (b) updated copies of documents relating to or included as a part of such Schedules, in order that all such Schedules, lists, documents and other information and items shall be complete and accurate in all material respects as of the Closing Date, irrespective of any date limitations qualifying any particular Schedule hereunder. Unless Buyer exercises its termination rights pursuant to Section 10.c, if such Schedule Update relates to any change, discovery, event, effect, fact or occurrence arising or discovered after the date of this Agreement, then, provided Seller has complied with its covenants under Section 8.a, all references to the Schedules hereto shall be deemed to include the information included in the Schedule Update for all purposes of this Agreement and shall be deemed to cure any breach of a representation or warranty that might have otherwise existed hereunder by reason of the existence of such matter. For the avoidance of doubt, Buyer shall not be permitted to terminate this Agreement and it shall not otherwise be deemed a breach of this Agreement as a result of any Schedule Updates that relate to any actions permitted by or taken pursuant to Section 8.a.

(ii)         Transition Services Agreement. During the period beginning six (6) months prior to the Closing Date and ending on the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10 the (“TSA Negotiation Period”), each of Buyer and Seller shall use their good faith efforts to prepare a mutually agreeable Transition Services Agreement (the “Transition Services Agreement”), to be entered and effective as of the Closing Date, pursuant to which Buyer and Seller shall provide certain transitional services to the other Party, as specified in the Transition Services Agreement, for the period specified in the Transitional Services Agreement, in accordance with terms and conditions thereof. In conjunction with the negotiation of the Transition Services Agreement, during the TSA Negotiation Period, Buyer and Seller shall, in good faith, make mutually agreed upon updates to the Schedules hereto to reflect the services that will be provided pursuant to the Transition Services Agreement.

c.	Change of Name. As soon as reasonably practicable, but in any event not later sixty (60) days following the Closing Date, Buyer shall effect a change of the corporate and trade names of the Acquired Centers such that the term “ADMA” is removed and/or replaced (with any such replacements not being confusingly similar to any Seller Trademark) therefrom.

d.	IP License.

(i)         Subject to this Section 8.d and the other terms and conditions of this Agreement, effective as of the Closing Date and continuing for a six (6) month period thereafter; provided that if Buyer does not have the FDA licenses necessary to operate the Acquired Centers as of the end of such six (6) month period despite using its reasonable efforts to obtain such FDA licensure, then such period shall be extended until the earlier of (x) such date Buyer obtains FDA licensure with respect to the Acquired Centers and (y) the first anniversary of the Closing Date (the “Interim License Period”), Seller hereby grants to Buyer a limited, non-exclusive, non-transferable, non-assignable, as-is license, without the right to sublicense, to use the Business Intellectual Property solely in connection with Buyer’s operation of the Acquired Centers and in a manner substantially similar to Seller’s operation of the ADMA BioCenters Business as conducted immediately prior to Closing, subject to maintaining the confidentiality of such Business Intellectual Property (the “IP License”). The IP License shall terminate automatically upon expiration of the Interim License Period.

(ii)         Notwithstanding the foregoing, as soon as reasonably practicable after the Closing, but in any event, no later than termination of the Interim License Period, Buyer shall (1) cease all use of any Seller Trademarks on inventory of printed matter, (2) deplete the printed labeling, stationery, brochures, packaging, leaflets, forms, supplies, displays, signage, vehicles, advertising and promotional materials, manuals, and other materials existing as of the Closing that bear any Seller Trademark or remove, destroy or sticker over any Seller Trademark thereon and (3) remove all instances of Seller Trademarks from all websites, mobile applications, source codes, programs and digital materials in Buyer’s ownership, possession or control (other than archival materials). Buyer shall use commercially reasonable efforts to rebrand all products and services sold, provided or offered at the Acquired Centers with a brand that does not use any Seller Trademark as soon as practicable and in any event prior to the termination of the IP License.

(iii)         Any use by Buyer of any Seller Trademark during the Interim License Period shall be (1) solely in connection with goods, products and services that are (A) the type of goods, products and services with respect to which Seller was using such Seller Trademark at the time of the Closing, in all cases, solely in the operation of the Acquired Centers and specifically excluding Buyer’s other businesses and (B) of a quality at least as high as the quality of goods, products and services provided by Seller in respect of the Acquired Centers immediately prior to the Closing, and (2) subject to all style and other usage guidelines in effect for such Seller Trademark immediately prior to the Closing. Without limiting the foregoing, Buyer shall not, and shall cause its Affiliates not to: (x) use or permit a third party to use any Business Intellectual Property for any purpose that does or could violate any third party rights or applicable Laws, rules or regulations and (y) not pledge, encumber or grant a security interest in the Business Intellectual Property.

(iv)         All goodwill associated with the use by Buyer of any Seller Trademarks shall inure solely to the benefit of Seller or its Affiliates, as applicable. Following the Closing, neither Buyer nor any of its Affiliates shall contest the validity or ownership of any Seller Trademark or adopt or employ the Seller Trademark (or any variation or derivative thereof) or any other mark that is confusingly similar thereto (other than the limited use permitted under the IP License). All rights not expressly granted herein are reserved by Seller.

e.	Access to Records. After the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall make available to each other Party and its Affiliates and Representatives during normal business hours when reasonably requested, all records exclusively related to the Acquired Centers in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Buyer; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax Returns to any Person, other than as required by applicable Laws). Buyer and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with tax matters, governmental contracts, litigation or potential litigation, each as it relates exclusively to the Acquired Centers, Acquired Assets or Assumed Liabilities prior to the Closing Date (with respect to Seller) or from and after the Closing Date (with respect to Buyer); provided, however, that such access shall not unreasonably interfere with the providing Party’s business and operations in the ordinary course of business.

f.	Taxes.

(i)         All Transfer Taxes shall be shared equally between Buyer and Seller. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law in connection with the payment of any such Transfer Taxes and to obtain a reduction in such Transfer Taxes.

(ii)         Taxes imposed with respect to the Acquired Centers and the Acquired Assets with respect to Post-Closing Tax Periods shall be allocated to Buyer, and the remainder of such Taxes shall be allocated to Seller. The amount of any Taxes for a Straddle Period based on or measured by income, gains, receipts or sales that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date, and the remainder of such Taxes for such Straddle Period shall be allocated to the Post-Closing Tax Period. The amount of other Taxes (including, without limitation, real and personal property Taxes) for a Straddle Period allocable to any Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and the remainder of such Taxes for such Straddle Period shall be allocated to the Post-Closing Tax Period.

(iii)         Until the applicable statutes of limitations (including any extensions) have expired for all Tax periods or portions thereof ending on or before the Closing Date, Buyer, on the one hand, and Seller, on the other hand, shall (A) each provide the other with such assistance as may reasonably be requested by any of them in connection with any Tax, accounting or other financial reporting or services, including the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to any Liability for Taxes, (B) each retain and provide the other with any records or other information that may be reasonably relevant to any such Tax, accounting or other financial reporting or services, including relating to any such return, audit or examination, proceeding or determination, and (C) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Buyer agrees to provide Seller reasonable access to the documents, books and records included in the Acquired Assets then in the possession of Buyer that relate to periods prior to the Closing Date for the purpose of responding to any claims made against Seller by any Person who is not a party to this Agreement with respect to Excluded Liabilities to the extent that such documents are relevant to such claim and for the purposes of preparation of any Tax Returns by Seller after the Closing and for responding to any audit by a Governmental Authority with respect to Taxes to the extent that such documents are relevant for such purposes, in all cases at Seller’s expense. Seller agrees to provide Buyer reasonable access to the documents and records not included in the Acquired Assets then in the possession of Seller or its Affiliates that relate to periods prior to the Closing Date for the purpose of responding to any claims made against Buyer by any Person who is not a party to this Agreement to the extent that such documents are relevant to such claim or for any other reasonable purpose relating to Buyer’s operation of the Acquired Centers after the Closing Date, in all cases at Buyer’s expense. Seller and Buyer further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

g.	License. Seller hereby grants to Buyer, effective from and after the Closing, a non- exclusive, royalty-free license to use the Seller’s license and permits solely and exclusively as it pertains to the use in the Acquired Centers and for no other purpose, which license shall automatically expire and be of no further force or effect at such time that Buyer obtains its own material licenses and permits required under applicable Law to operate the Acquired Centers. In addition, Seller hereby grants to Buyer, effective from and after the Closing, a perpetual, non-exclusive, royalty-free license to use the Seller’s SOPs solely and exclusively as it pertains to the use in the Acquired Centers and for no other purpose. However, nothing herein shall be construed as limiting Seller’s use of any other license, permits and/or SOPs for any application, except as required by the FDA, nor shall Seller be in any way constrained or prohibited from competing with Buyer in any territory or jurisdiction.

h.	Access to Donors. Nothing contained in this Agreement shall preclude Seller from soliciting and accepting collection from the Acquired Centers’ existing or future donors.

i.	Additional BioCenters. At any time after the date hereof, Seller may develop a new plasma collection center (the “Additional Center”) in (i) Kennesaw, Georgia or (ii) in such other location that is no less than twenty (20) miles from each of the Acquired Centers. The Parties hereto agree and acknowledge that the Additional Center shall be the sole property of Seller (including all Intellectual Property of Seller related thereto), and Buyer shall have no rights with respect thereto. Notwithstanding the foregoing, Seller agrees that except for the Additional Center, all plasma biocenters developed by Seller in Georgia following the date hereof, shall be at least twenty (20) miles from each of the Acquired Centers. Except as otherwise limited in this Section 8.i., from and after the date hereof, Seller may develop and operate any additional plasma centers in any location and taking such action shall not be a breach of any of the covenants set forth in Section 8.a.

j.	Repurchase Rights. If at any time prior to the fifth (5th) anniversary of the Closing Date, Buyer (together with the Affiliates of Buyer) beneficially owns, in the aggregate, less than twenty percent (20%) of the issued and outstanding capital stock of ADMA Biologics (calculated both on an as-converted to common stock basis and, if any outstanding shares of capital stock of ADMA Biologics are not convertible into common stock of ADMA Biologics, on the basis of such shares’ proportionate claim on the total assets of ADMA Biologics upon liquidation, dissolution or winding up of ADMA Biologics) (the “Triggering Event”), then Buyer shall promptly provide ADMA Biologics with written notice of the Triggering Event and ADMA Biologics shall have the right at any time within three (3) months of receiving such written notice from Buyer of the Triggering Event (the “Election Period”) to elect by written notice to Buyer to cause Buyer to promptly transfer, convey and assign to ADMA Biologics or a subsidiary thereof its leasehold interests in either or both of the Acquired Center(s), as determined in sole discretion of ADMA Biologics, and to also sell, transfer, convey and deliver all of the other Acquired Assets relating to such Acquired Center(s) (as applicable), in each case at the fair market value of such Acquired Assets as mutually agreed in good faith by ADMA Biologics and Buyer in writing and on other terms substantially similar to the terms hereof (the “Repurchase Right”). If ADMA Biologics timely elects to exercise its Repurchase Right within the Election Period, the Parties shall act in good faith to diligently consummate the transfer, conveyance and assignment of the leasehold interest(s) in the Acquired Center(s) and the sale, transfer, conveyance and delivery of the other Acquired Assets as promptly as practicable. If ADMA Biologics and Buyer are unable to reasonably agree on the fair market value of the leasehold interest(s) and the Acquired Assets within twenty (20) Business Days of ADMA Biologic’s election of its Repurchase Right hereunder, then ADMA Biologics and Buyer shall reasonably and promptly agree on the engagement of an independent third party appraiser experienced in such matters to determine such fair market value of the leasehold interest(s) in the Acquired Center(s) and the Acquired Assets; provided, that if such Parties do not reasonably agree on an appraiser, then each such Party shall choose an appraiser at its sole cost and expense and the two appraisers shall reasonably agree on a neutral and independent third appraiser who shall be the appraiser hereunder for purposes of finally determining such fair market value of the leasehold interest in the Acquired Center(s) and other Acquired Assets. To enable the appraiser to conduct the valuation, the Parties shall furnish or cause to be furnished to the appraiser such information as the appraiser may request (to the extent in the possession of such party or any of its Affiliates). The determination of such final appraiser shall be final, binding and conclusive on ADMA Biologics and Buyer, and the costs of such appraiser shall be shared equally between ADMA Biologics, on the one hand, and Buyer, on the other hand. No party shall seek recourse to courts, other tribunals or otherwise in connection with any determination of the appraiser other than as provided in the immediately following sentence. Judgment may be entered to enforce the determinations made by the appraiser in any court having jurisdiction over the party against which such determination is to be enforced. If ADMA Biologics fails to exercise its Repurchase Right within the Election Period, Buyer shall have no further obligations under this Section 8.j.

k.	Tax Treatment. The Parties acknowledge and agree that the transactions contemplated herein and in the Master Purchase Agreement are part of the same single integrated transaction for U.S. federal income tax purposes, and any applicable state or local tax purposes, and that the provisions of Section 2.8 of the Master Purchase Agreement shall be binding on the Parties with respect to the transactions contemplated herein.

l.	Marietta Guaranty. With respect to the guaranty of ADMA Biologics provided to the landlord (the “Marietta Landlord”) under the Acquired Center Lease for the Marietta Center (the “Marietta Guaranty”), prior to the Closing Date, Buyer shall, using commercially reasonable efforts, cooperate with Seller to cause the Marietta Landlord to release ADMA Biologics from any and all obligations and liabilities under the Marietta Guaranty. Such cooperation shall be limited to providing the Marietta Landlord with a commercially reasonable replacement parent guaranty. If, despite such cooperation, the Marietta Landlord does not, at or prior to the time of Closing, so release ADMA Biologics from any and all obligations and liabilities under the Marietta Guaranty, then Buyer shall indemnify ADMA Biologics from and against the entirety of any Losses (without limitation for the Indemnification Threshold or Cap) incurred by ADMA Biologics after he Closing Date in connection with the Marietta Guaranty.

9.         Indemnification.

a.	Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing Date in accordance with the following:

(i)         the representations and warranties contained in this Agreement shall survive the Closing Date for a period of fifteen (15) months; and

(ii)         the covenants and agreements contained in this Agreement that require by their terms performance or compliance on or prior to the Closing Date shall survive the Closing Date for a period of fifteen (15) months, and the covenants and agreements contained in this Agreement that require by their terms performance or compliance after the Closing Date shall continue in force thereafter in accordance with their terms, or if no term is specified, indefinitely.

b.	Indemnification by Seller.

(i)         Subject to Sections 9.b(ii) and 9.h, from and after the Closing Date, Seller shall indemnify and defend Buyer, its respective Affiliates and each of their respective stockholders, Representatives, successors and permitted assigns (collectively, “Buyer Indemnitees”) against, and hold them harmless to the fullest extent permitted by Law from, any and all Losses sustained or incurred by any Buyer Indemnitee, to the extent arising from, in connection with or otherwise with respect to:

1)	any breach of, or any inaccuracy in, as of the date hereof or as of the Closing Date (or if expressly stated to be made as of a specified date, as of such specified date), of any representation or warranty of Seller contained in this Agreement; provided, however, that Seller shall not be required to indemnify any Buyer Indemnitee, and shall not have any liability under this Section 9.b(i)(1) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Buyer Indemnitee;

2)	any breach of any covenant or agreement of Seller contained in this Agreement; and

3)	any Excluded Asset or Excluded Liability.

(ii)         Seller shall have no indemnification obligations hereunder unless and until the aggregate amount of Losses incurred or suffered by the Buyer Indemnitees that Seller would otherwise be responsible for under Section 9.b(i) exceeds Seventy-Five Thousand Dollars ($75,000) (the “Indemnification Threshold”), at which time Seller shall be obligated to indemnify the Buyer Indemnitees for only such Losses in excess of the Indemnification Threshold; provided, however, that the aggregate Liability of Seller for all Losses of the Buyer Indemnitees under Section 9.b(i) shall not in any case exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Cap”). Nothing in this Agreement (including this Section 9.b) shall be deemed to limit or restrict any of the Buyer Indemnitees’ rights to maintain or recover any amounts at any time in connection with any action or claim based on actual fraud or intentional misconduct of Seller or any Affiliate of Seller. For the avoidance of doubt, Losses shall be determined with respect to either or both Acquired Centers in the aggregate for purposes of the Indemnification Threshold and Cap.

c.	Indemnification by Buyer.

(i)         Subject to Sections 9.c(ii) and 9.h, from and after the Closing Date, Buyer shall indemnify and defend Seller, its respective Affiliates and each of their respective stockholders, Representatives, successors and permitted assigns (“Seller Indemnitees”) against, and hold them harmless to the fullest extent permitted by Law from, any and all Losses sustained or incurred by any Seller Indemnitee, to the extent arising from, in connection with or otherwise with respect to:

1)	any breach of, or any inaccuracy in, as of the date hereof or as of the Closing Date (or if expressly stated to be made as of a specified date, as of such specified date), any representation or warranty of Buyer in this Agreement; provided, however, that Buyer shall not be required to indemnify any Seller Indemnitee, and shall not have any liability under this Section 9.c(i)(1) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Seller Indemnitee;

2)	any breach of any covenant or agreement of Buyer contained in this Agreement; and

3)	any Assumed Liability.

(ii)                       Buyer shall have no indemnification obligations hereunder unless and until the aggregate amount of Losses incurred or suffered by the Seller Indemnitees that Buyer would otherwise be responsible for under Section 9.c(i) exceeds the Indemnification Threshold, at which time Buyer shall only be obligated to indemnify the Seller Indemnitees for only such Losses in excess of the Indemnification Threshold; provided, however, that the aggregate Liability of Buyer for all Losses of the Seller Indemnitees under Section 9.c(i) shall not in any case exceed the Cap. Nothing in this Agreement (including this Section 9.c) shall be deemed to limit or restrict any of the Seller Indemnitees’ rights to maintain or recover any amounts at any time in connection with any action or claim based on actual fraud or intentional misconduct of Buyer or any Affiliate of Buyer.

d.	Calculation of Losses.

(i)         The amount of any Loss for which indemnification is provided under Section 9.b(i) or Section 9.c(i) shall be adjusted to take account of any net Tax cost or Tax benefit actually realized by the Indemnified Party or its Affiliates in the form of an increase or reduction in cash Taxes otherwise payable or a cash Tax refund with respect to the taxable year in which the applicable indemnification is received or any prior taxable year by the Indemnitee (or any of its Affiliates) arising from the incurrence or payment of any such Loss. If any such Tax cost or Tax benefit is incurred or received, as applicable, by an Indemnified Party after an indemnity payment with respect to a Loss has been made, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (up to the amount of the Indemnifying Party’s indemnity payment) and the Indemnifying Party shall pay to the Indemnified Party the amount of such Tax cost.

(ii)         The amount of Losses recoverable by an Indemnified Party under Section 9.b(i) or Section 9.c(i) shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof) from an insurance carrier or third-party indemnitor with respect to the Losses to which such claim for indemnification relates, net of the cost of collection and any increase in insurance cost directly resulting from such recovery. If an Indemnified Party (or an Affiliate thereof) receives any insurance payment or third-party indemnity payment with respect to any claim for Losses for which it previously received indemnification from the Indemnifying Party, it shall pay to the Indemnifying Party within thirty (30) days of receiving such insurance payment or third-party indemnity payment the amount of such insurance payment or third-party indemnity payment.

(iii)         Any indemnity payment under Section 9.b(i) or Section 9.c(i) shall be treated as an adjustment to the Purchase Price to the maximum extent allowable under applicable Law.

e.	Termination of Indemnification. The obligations of any Indemnifying Party to indemnify and hold harmless any Indemnified Party shall terminate: (a) pursuant to Section 9.b(i) or Section 9.c(i), on the first anniversary of the Closing Date and (b) pursuant to the other clauses of Section 9.b and Section 9.c, if at all, at the times specified therein or in Section 9.a with respect thereto; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, before the expiration of the applicable period noted above, previously made a claim by delivering written notice to the Indemnifying Party of such claim in accordance with the terms of Section 9.f to Indemnifying Party.

f.	Indemnification Procedures.

(i)         In order for any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving an Action by any third Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the Party which may be required to indemnify the Indemnified Party therefor (the “Indemnifying Party”) of such Third-Party Claim in writing (and stating in reasonable detail in light of circumstances then known to such Indemnified Party the basis of such Third-Party Claim) promptly after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure by such Indemnified Party to give such notification shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party (i) demonstrates that it has been actually and materially prejudiced as a result of such failure or (ii) forfeits any rights or defenses that would otherwise have been available to the Indemnifying Party but for such failure. Thereafter, to the extent legally permissible, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(ii)         If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above); provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third-Party Claim. If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third- Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnified Party.

(iii)         Notwithstanding Section 9.f(ii), the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if any of the following conditions are not satisfied:

1)	the Indemnifying Party must diligently defend such proceeding;

2)	the Indemnifying Party must furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the financial resources of the Indemnifying Party, in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding;

3)	such Third-Party Claim shall not involve criminal actions or allegations of criminal conduct by the Indemnified Party, and shall not involve Actions for specific performance or other equitable relief against the Indemnified Party;

4)	such Third-Party Claim would reasonably be expected to have a Material Adverse Effect on the Indemnified Party’s business or relates to its customers, suppliers, vendors or other service providers; and

5)	there does not exist, in the Indemnified Party’s good faith judgment based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third-Party Claim.

(iv)         In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.b(i) or Section 9.c(i) that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and in any event prior to the expiration of the underlying representations and warranties, if applicable. Such notice shall describe the claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party in respect of such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 9.b(i) or Section 9.c(i), except to the extent that the Indemnifying Party (i) demonstrates that it has been actually and materially prejudiced by such failure, or (ii) forfeits any rights or defenses that would otherwise have been available to the Indemnifying Party but for such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in accordance with Section 19.

g.	Sole Remedy; No Additional Representations. Except as otherwise specifically provided herein and other than claims of, or causes of action arising from, fraud or willful misconduct (a) each of Buyer and Seller acknowledges and agrees that its sole and exclusive remedy after the Closing Date with respect to any and all claims and causes of action relating to this Agreement, the Acquired Assets and the Assumed Liabilities and Excluded Liabilities shall be pursuant to the indemnification provisions set forth in this Section 9 or as provided in Sections 19 or 25.

h.	Limitations on Liability.

(i)         Seller and Buyer shall reasonably cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(ii)         Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party, shall to the extent of such payment, be subrogated to all right of the Indemnified Party against any third party in respect of the Losses to which such payment relates. Such Indemnified Party and Indemnifying Party shall execute upon request all instrument reasonably necessary to evidence or further perfect such subrogation rights.

(iii)         NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES WERE AWARDED OR PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM.

10.         Termination.

a.	This Agreement may be terminated at any time at or prior to the Closing:

(i)         by mutual written consent of the Parties; or

(ii)         by written notice by Seller or Buyer, if any Governmental Authority of competent jurisdiction shall have enacted, promulgated, enforced or entered any order, or taken any other action which, in either such case, has become final and non-appealable and has the effect of making consummation of the transactions contemplated hereunder illegal or otherwise permanently preventing or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 10.a(ii) shall not be available to any Party whose failure to fulfill any of its covenants, agreements or obligations under this Agreement has been a principal cause of, or resulted in such order.

b.	This Agreement may be terminated by Seller by written notice to Buyer if at any time at or prior to the Closing, there shall have been an inaccuracy in or breach in any material respect by Buyer of any representation or warranty of Buyer (without regard to any materiality or similar qualifiers contained within such representations and warranties), or a breach by Buyer of any material covenant or agreement of Buyer, in each case set forth in this Agreement; provided, however, that the provisions of this Section 10.b shall not be available to Seller if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

c.	This Agreement may be terminated by Buyer by written notice to Seller if at any time at or prior to the Closing, there shall have been (i) an inaccuracy in or breach by Seller of any of Seller’s representations and warranties in Section 6.q, (ii) an inaccuracy in or breach in any material respect by Seller of any other representation or warranty of Seller (without regard to any materiality or similar qualifiers contained within such representations and warranties), or (iii) a breach by Seller of any material covenant or agreement of Seller, in each case set forth in this Agreement; provided, however, that the provisions of this Section 10.c shall not be available to Buyer if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

d.	Upon termination of this Agreement in accordance with this Section 10, this Agreement shall, to the fullest extent permitted by applicable Law, become void and of no further force or effect, and except as expressly provided herein, there shall be no Liability on the part of the Parties or their respective direct or indirect equity holders, Affiliates or Representatives. Termination of this Agreement shall terminate all outstanding Liabilities between the Parties arising from this Agreement. Notwithstanding the foregoing, no termination of this Agreement shall release or be construed as releasing any Party from any Liability to another Party for any Losses arising from or relating to a Willful and Material Breach of this Agreement or fraud which may have arisen under this Agreement prior to termination of this Agreement.

11.       Time of the Essence. The Parties acknowledge and agree that time is of the essence as to each and every provision of this Agreement.

12.       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted by facsimile (with confirmation of transmission) or by e-mail (upon confirmation of receipt), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Seller:

ADMA Biologics, Inc.

465 Route 17S

Ramsey, NJ 07446

Attention: Chief Executive Officer

Facsimile: (201) 478-5553

Email: agrossman@admabio.com

Copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Ariel J. Deckelbaum, Esq.

Facsimile: (212) 757-3990

Email: ajdeckelbaum@paulweiss.com

If to Buyer:

Biotest Pharmaceuticals Corporation

5800 Park of Commerce Blvd., N.W.

Boca Raton, FL 33487

Facsimile: 561-989-5801

Emails: icarlisle@biostestpharma.com

      martin.reinecke@biotest.com

Attn: Legal Department

Copies to:

Biotest AG Landsteinerstr. 5

63303 Dreieich

Germany Facsimile:

Email:

Attn: Legal Department

Greenberg Traurig, LLP

3333 Piedmont Road, NE

Suite 2500

Atlanta, Georgia 30305

Attention: Wayne Elowe, Esq.

Facsimile: 678.553.2453

Email: elowew@gtlaw.com

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

13.       Amendments. No amendments or other changes to this Agreement shall be effective or binding on either Party unless the same shall be in writing and signed by Seller and Buyer.

14.       Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

15.       No Third Party Beneficiaries. Except as otherwise set forth hereunder, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any Person, other than the Parties, the Buyer Indemnitees and the Seller Indemnitees any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

16.       Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with the negotiation, drafting and execution of, and the transactions contemplated by, this Agreement (including without limitation fees and expenses of its counsel and consultants).

17.       Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Buyer (which consent may be granted or withheld in the sole discretion of Seller or Buyer), except that Buyer may assign it rights (without relieving it of its obligations) under this Agreement without Seller’s consent to any Affiliate of Buyer.

18.       Counterparts. This Agreement may be executed by the Parties manually or by facsimile or other means of electronic transmission, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

19.       Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the Law of the State of Delaware without regard to conflict of Law principles that would result in the application of any Law other than the Laws of the State of Delaware. Each of the Parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement, any of the instruments, documents and certificates contemplated hereby or any of the transactions contemplated hereunder in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 19, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, any of the instruments, documents and certificates contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts. The Parties consent to and grant any of the aforesaid courts’ jurisdiction over the person of such Parties and over the subject matter of such dispute. Each of the Parties irrevocably appoints Corporation Service Company as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such Action brought in such courts and agrees that it will maintain Corporation Service Company at all times as its duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such Action brought in such courts and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it in accordance with, and in the manner provided in Section 12 hereof, with such service deemed effective on the fifth (5th) day after the date of such mailing. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

20.       Entire Agreement. This Agreement and the Master Purchase Agreement and the ancillary agreements hereto and thereto constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, understandings and agreements (whether oral or written) relating thereto.

21.       No Set-Off. No Party shall have the right to set off any amount to which such Party is entitled hereunder for indemnification or otherwise against any payment such Party is required to make under the Master Purchase Agreement.

22.       Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. If the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. For purposes of this Agreement, “Business” Day means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

23.       Headings. The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

24.       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.

25.       Injunctive Relief. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm will occur, no adequate remedy at Law will exist and damages would be difficult to determine. Accordingly, notwithstanding anything to the contrary in this Agreement, the Party or Parties not in breach will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Laws and rules applicable in such jurisdiction with respect to any matters arising out of another Party’s performance of its obligations under this Agreement. The Parties agree that in the event another Party institutes an appropriate action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Parties with service of process of a complaint and summons under the procedures set forth in any German or other non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Parties with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

26.       Waiver of Jury Trial. EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY ACTION THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, ANY OF THE INSTRUMENTS, DOCUMENTS OR CERTIFICATES CONTEMPLATED HEREBY OR THE TRANSACTION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE INSTRUMENTS, DOCUMENTS OR CERTIFICATES CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

27.       Schedules. The Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Schedules contain information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties or the covenants and agreements set forth in this Agreement. Nothing in this Agreement or in the Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Schedules or in this Agreement is material, constitutes a Material Adverse Effect, or is otherwise required by the terms of this Agreement to be so disclosed, set forth or incorporated by reference. No disclosure in the Schedules relating to any possible breach or violation of any Contract, registration or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred. Any disclosure set forth in any particular Schedule will be deemed disclosed for any other Schedule to the extent that the relevance of such item is reasonably apparent on the face of such disclosure.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

ADMA BIOLOGICS, INC.

By: /s/ Adam Grossman

Name: Adam Grossman

Title: President and Chief Executive Officer

ADMA BIO CENTERS GEORGIA INC.

By: /s/ Adam Grossman

Name: Adam Grossman

Title: Chief Executive Officer

[Signature page to Biocenters Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

BIOTEST PHARMACEUTICALS CORPORATION By: /s/ Ileana Carlisle Name: Ileana Carlisle Title: Chief Executive Officer

[Signature page to Biocenters Purchase Agreement]

Annex A

Definitions

“Accounts Payable” means all accounts payable of Seller or any of its Affiliates with respect to the ADMA BioCenters Business, whether or not billed, arising prior to the Closing.

“Accounts Receivable” means all accounts receivable of Seller or any of its Affiliates with respect to the ADMA BioCenters Business, and any unpaid interest, penalties or fees accrued on any such receivables, including any payments received with respect thereto after the Closing, the rights to which accrued in the Ordinary Course of Business prior to the Closing.

“Action” means any claim, action, demand, suit, arbitration, hearing, charge, complaint, inquiry, audit, proceeding, investigation, examination, litigation, notice or review by or before any Governmental Authority, arbitrator or arbitral panel.

“ADMA BioCenters Business” means the source plasma collection business currently operated by ADMA BioCenters at the Acquired Centers.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, the term “Control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have correlative meanings. For the avoidance of doubt, none of Biotest AG or any of its Subsidiaries shall be deemed an Affiliate of ADMA Biologics, Seller or any of their respective Subsidiaries from and after the date hereof for purposes of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

“Business Intellectual Property” means any Intellectual Property that is owned by Seller and used or held for use by Seller in connection with the ADMA BioCenters Business.

“Code” means the United States Internal Revenue Code of 1986, as amended. “Control” has the meaning set forth in the definition of “Affiliate”.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, right of others, Action, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, right of first refusal, charge, encumbrance or other restriction or limitation of any nature whatsoever.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any federal, national, provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, including accrued interest thereon (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) any Liability of such Person for overdrafts and outstanding checks, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the Ordinary Course of Business, (d) all interest rate, commodity and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non- recourse to the credit of that Person and (h) any contingent obligation of such Person. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date, whether or not paid at the Closing.

“Intellectual Property” means any intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, and all applications, renewals, extensions and registrations therefor, including (i) trademarks, service marks, service names, brand names, designs, logos, trade names, trade dress rights, corporate names, source or business identifiers, and internet domain name registrations (“Trademarks”) and (ii) copyrights, works of authorship, patents and patent rights, software, know-how, confidential information, trade secrets, inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications and any other intellectual property or proprietary rights of any kind, nature or description, in all cases, together with the goodwill associated with any of the foregoing.

“Knowledge” means, (i) with respect to Seller, the actual knowledge of the Persons set forth on Schedule A, after reasonable due inquiry, and (ii) with respect to Buyer, the actual knowledge of the Persons set forth on Schedule A, after reasonable due inquiry.

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, requirement, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Liability” means, collectively, any liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, due or to become due, or absolute, contingent or otherwise, including any products liability.

“Losses” means, with respect to any claim or matter, all losses, expenses, obligations, Taxes and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Material Adverse Effect” means any change or effect that is materially adverse to the business of the Acquired Centers taken as a whole, but shall exclude any change, effect or circumstance resulting or arising from: (a) events, circumstances, changes or effects that generally affect the industries in which Seller operates (including the pharmaceutical and blood-related products industries), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, (d) changes arising from the consummation of the transactions contemplated under this Agreement or the announcement of the execution of this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees, or (iii) any delays or cancellations of orders for products or services, (e) any reduction in the price of products in response to the reduction in price of comparable products offered by a competitor or potential competitor, (f) any change in accounting practices or policies of Seller as required by GAAP, (g) any announcement, ruling or determination by any Governmental Authority with respect to the status of a regulatory approval, (h) any changes in Law, (i) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of Buyer, and (j) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the underlying causes of such failure may, if they are not otherwise excluded from the definition of “Material Adverse Effect,” be taken into account in determining whether a Material Adverse Effect has occurred).

“Ordinary Course of Business” means the ordinary course of business of Seller with respect to the ADMA BioCenters Business as conducted by Seller consistent with past custom and practice.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

“Plans” means (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other pension, retirement, profit sharing, group insurance, employment, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, phantom stock or other equity-based compensation, bonus, change-in-control, retention, salary continuation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, agreements, policies, practices, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, agreements, policies, practices or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of a Straddle Period for which Taxes are allocated to Buyer as set forth in Section 8.f.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period for which Taxes are allocated to the Seller as set forth in Section 8.f.

“Representatives” means, with respect to any Person, the current or former directors, officers, managers, employees, independent contractors, agents, attorneys, advisors, accountants, auditors, consultants and other representatives of such Person.

“Seller Plan” means all Plans under which any current or former Employee has accrued any benefit or right whatsoever maintained by, contributed to or required to be contributed to by Seller or as to which Seller has any Liability.

“Straddle Period” means any Tax period commencing on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means any and all (i) taxes, assessments, levies, tariffs, duties, fees or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, production, capital stock, real or personal property, sales, use, transfer, value added, ad valorem, employment or unemployment, social security, disability, payroll, alternative or add-on minimum, turnover, leasing, fuel, excess profits, interest equalization, severance, customs, excise, stamp, environmental, commercial rent or withholding taxes, (ii) amounts described in clause (i) above that are liabilities of a consolidated, combined, affiliated or unitary group and for which the relevant party is liable under Section 1.502-6 of the Treasury Regulations, or under any other relevant Law or applicable rule imposing joint and/or several liability for such amounts and (iii) amounts described in clauses (i) or (ii) above for which the relevant party is liable pursuant to any Tax sharing, Tax allocation, Tax indemnification or other similar agreement, other than such agreements entered into in the Ordinary Course of Business and not primarily related to Taxes.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to, or relating to, Taxes, including attachments thereto and amendments thereof.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the Transactions (including recording and escrow fees and any real property or leasehold interest transfer and any similar Tax).

“Treasury Regulations” means the U.S. federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, when appropriate, the corresponding successor provision.

“Willful and Material Breach” means an action or failure to act by one of the Parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s willful intention that such action or failure to act would constitute a material breach of this Agreement.